NEWS RELEASE
Contacts:    KLX Energy Services Holdings, Inc.
Keefer M. Lehner, EVP & CFO
832-930-8066
IR@klxenergy.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES HOLDINGS, INC. REPORTS
RECORD THIRD QUARTER 2022 RESULTS

HOUSTON, TX - November 9, 2022 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX”, the “Company”, “we”, “us” or “our”) today reported financial results for the third quarter ended September 30, 2022. We also make reference to the three months ended September 30, 2021 (“Pro Forma Prior Year Third Quarter”).

Third Quarter 2022 Financial and Operational Highlights

•Revenue of $221.6 million, increased 20% sequentially
•Generated net income of $11.1 million, a $18.6 million sequential increase, and EPS of $0.96/share
•Adjusted EBITDA of $37.1 million, a 113% sequential increase
•Adjusted EBITDA margin of 16.7%, a return to 2019 levels
•Generated $18.5 million in net cash flow provided by operating activities, a $26.9 million sequential increase
•Generated $20.3 million in unlevered free cash flow, a $23.9 million sequential increase
•Ended the quarter with $41.4 million of cash, a 31% sequential increase
•Ended the quarter with $86.4 million of available liquidity, consisting of $41.4 million of cash and $45.0 million of available borrowing capacity under the September 30, 2022 ABL Facility borrowing base certificate
•Available liquidity at September 30, 2022 increased sequentially by $29.8 million, or 53%
•Amended and extended ABL Facility Agreement under improved terms
•Subsequent to the third quarter, exchanged $4.0 million of 2025 Senior Secured Notes for 235,281 shares

See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, net working capital and their reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have not provided reconciliations of our future expectations as to Adjusted EBITDA or Adjusted EBITDA margin as such reconciliation is not available without unreasonable efforts. In addition, for comparative purposes, we have also presented Pro Forma Operating Income (Loss) and Adjusted EBITDA for the three months ended September 30, 2021 in the Additional Selected Operating Data section below.

“Our strong third quarter results represented a record quarter for the Company since the merger,” stated Chris Baker, President and Chief Executive Officer of KLX. “Despite the ever-volatile commodity price backdrop, the market remains highly constructive, driving increased demand and pricing for KLX's services. The industry's tightness in skilled labor and quality assets, coupled with KLX's ability to leverage efficiencies when mobilizing and deploying our personnel and equipment, enabled KLX to reduce white space, drive utilization and improve pricing. I am pleased to say that both revenue and margin increased in every KLX Geo segment, underpinned by quarter over quarter improvements in every KLX product line.”

“Looking to the end of the year, we expect a seasonally strong fourth quarter driven by continued strength in commodity prices and operator reluctance to relinquish efficient service providers for a short break as they transition from 2022 programs to 2023 programs. We expect fourth quarter sequential revenue to be flat to slightly up relative to the third quarter and a fourth quarter Adjusted EBITDA margin of 15% to 17% primarily due to product line mix shifts and typical seasonality and transitory regulatory events, specifically in the Rocky Mountains and to a lesser extent in the Northeast. That being said, as we look ahead to next year, we are optimistic about 2023 given our third quarter 2022 performance and fourth quarter 2022 expectations. Based on our current forward visibility, we expect the first quarter of 2023 to start strong and are confident that we will realize another step-up in results as we exit the winter weather season and enter the second quarter of 2023 moving forward. A favorable macro backdrop and net pricing improvements should allow us to maintain positive free cash flow through the remainder of 2022, and we believe this trend will continue into 2023,” concluded Baker.

Third Quarter 2022 Financial Results

Revenue for the third quarter of 2022 totaled $221.6 million, an increase of 20% compared to second quarter revenue of $184.4 million. The increase in revenue reflects the increase in activity and pricing across all geographic segments and product service lines. On a product line basis, drilling, completion, production and intervention services contributed approximately 25.7%, 52.2%, 12.3% and 9.8%, respectively, to revenues for the third quarter 2022.

Net income for the third quarter of 2022 was $11.1 million, compared to second quarter net loss of $7.5 million. Adjusted EBITDA for the third quarter of 2022 was up 113% to $37.1 million, compared to second quarter Adjusted EBITDA of $17.4 million. Adjusted EBITDA margin for the third quarter of 2022 increased to 16.7%, compared to second quarter Adjusted EBITDA margin of 9.4%.

Third Quarter 2022 Segment Results

The Company reports revenue, operating income and Adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con.

•Rocky Mountains: Revenue, operating income and Adjusted EBITDA for the Rocky Mountains segment was $66.5 million, $11.7 million and $17.3 million, respectively, for the third quarter of 2022. Third quarter revenue represents a 25% increase over the second quarter of 2022 largely driven by an increase in activity and pricing throughout the DJ Basin, Wyoming and Bakken across all product lines, led by coiled tubing, wireline, rentals and fishing.

•Southwest: Revenue, operating income and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $68.5 million, $5.2 million and $10.2 million, respectively, for the third quarter of 2022. Third quarter revenue represents a 14% increase over the second quarter of 2022 largely driven by an increase in activity and pricing across all of our product service lines, with coiled tubing, rentals and wireline experiencing the largest increases.

•Northeast/Mid-Con: Revenue, operating income and Adjusted EBITDA for the Northeast/Mid-Con segment was $86.6 million, $17.2 million and $21.3 million, respectively, for the third quarter of 2022. Third quarter revenue represents a

21% increase over the second quarter of 2022 largely due to sequential improvement in activity and pricing across directional drilling, pressure pumping, rentals, coiled tubing, fishing and rentals services.

The following is a tabular summary of revenue, operating income (loss) and Adjusted EBITDA for the third quarter ended September 30, 2022 and second quarter ended June 30, 2022 ($ in millions).

	Three Months Ended
	September 30, 2022	June 30, 2022
Revenue:
Rocky Mountains	$66.5	$53.1
Southwest	68.5	60.0
Northeast/Mid-Con	86.6	71.3
Total Revenue	$221.6	$184.4

	Three Months Ended
	September 30, 2022	June 30, 2022
Operating income (loss):
Rocky Mountains	$11.7	$4.0
Southwest	5.2	2.0
Northeast/Mid-Con	17.2	7.3
Corporate and other	(13.7)	(11.9)
Total operating income	$20.4	$1.4

	Three Months Ended
	September 30, 2022	June 30, 2022
Adjusted EBITDA
Rocky Mountains	$17.3	$9.3
Southwest	10.2	6.4
Northeast/Mid-Con	21.3	11.1
Segment Total	48.8	26.8
Corporate and other	(11.7)	(9.4)
Total Adjusted EBITDA(1)	$37.1	$17.4
(1) Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA (loss) table below, non-cash compensation expense and non-cash asset impairment expense.

Balance Sheet and Liquidity

On September 22, 2022, the Company entered into a Third Amendment to the ABL Facility, with certain of its subsidiaries party thereto, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent and an issuing lender, and the other lenders and issuing lenders party thereto from time to time (the “Amendment”). The Amendment, among other things, (i) extends the maturity date of the ABL Facility by a year from September 14, 2023 to September 15, 2024, (ii) increases the applicable margin by 0.50%, (iii) replaces LIBOR as the benchmark rate with CME Term Secured Overnight Financing Rate (“Term SOFR”), (iv) provides the Company with the ability to redeem, repurchase, defease or otherwise satisfy its outstanding Senior Secured Notes using proceeds of equity issuances or by converting or exchanging Senior Secured Notes for equity, (v) resets consolidated EBITDA solely for purposes of calculating the springing fixed charge coverage ratio (“FCCR”) to be annualized beginning with the fiscal quarter ended as of June 30, 2022 until the fourth fiscal quarter ended thereafter (provided that fixed charges will continue to be calculated on a trailing-twelve month basis), (vi) requires that, after giving effect to any borrowing and the use of proceeds thereof, the

Company not have more than $35.0 million in excess cash on its balance sheet and (vii) increases the availability trigger for a cash dominion event.

Total debt outstanding as of September 30, 2022 was $295.6 million, compared to $295.4 million as of June 30, 2022. The increase in total debt was driven by amortization of debt issuance costs. As of September 30, 2022, cash and cash equivalents totaled $41.4 million. Available liquidity as of September 30, 2022 was $86.4 million, including availability of $45.0 million on the September 30, 2022 ABL Facility Borrowing Base Certificate. The Senior Secured Notes bear interest at an annual rate of 11.5%, payable semi-annually in arrears on May 1st and November 1st. Accrued interest as of September 30, 2022 was $12.0 million for the Senior Secured Notes and $0.7 million related to the ABL Facility.

Net working capital as of September 30, 2022 was $62.9 million, which was up 23% from June 30, 2022 levels. The increase in net working capital was largely driven by increased activity and a 20% increase in revenue, although we were able to somewhat offset the investment by reducing days sales outstanding by 2% to approximately 59 days.

Reduction in Senior Secured Notes Outstanding

Subsequent to the third quarter, the Company exchanged $4.0 million of its Senior Secured 2025 Notes for 235,281 shares in multiple transactions pursuant to Section 3(a)(9) of the Securities Act of 1933.

Other Financial Information

Capital expenditures were $12.5 million during the third quarter of 2022, an increase of $4.7 million or 60% compared to capital expenditures of $7.8 million in the second quarter of 2022. Capital spending during the third quarter was driven primarily by maintenance capital expenditures across our segments. KLX has raised fiscal year 2022 capital spending guidance to between $30.0 and $35.0 million, which will be primarily focused on maintenance capital spending. As of September 30, 2022, we had $4.9 million of assets held for sale related to real property and equipment in the Rocky Mountains and Southwest segments. We expect $2.4 million of these sales to close during the fourth quarter of 2022. In the third quarter of 2022, we completed asset sales totaling $3.6 million.

Guidance
•Flat to slight sequential increase in revenue from third quarter to fourth quarter
•Fourth quarter Adjusted EBITDA margin of 15% to 17%
•Full year 2022 revenue and Adjusted EBITDA guidance ranges of $780.0 million to $790.0 million and $91.0 million to $97.0 million, respectively
•Full year 2022 capital spending between $30.0 and $35.0 million

Board of Directors Appointment

On November 8, 2022, the Board of Directors appointed our President and Chief Executive Officer, Christopher Baker, as a Class I Director of the Board, effective immediately.

Conference Call Information

KLX has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, November 10, 2022, to review reported results. You may access the call by telephone at 1-201-389-0867 and ask for the KLX 2022 Third Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://investor.klxenergy.com/events-and-presentations/events. A replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through November 24, 2022, at 1-201-612-7415, access code 13734035#. Please submit any questions for management prior to the call via email to KLXE@dennardlascar.com.

About KLX Energy Services Holdings, Inc.

KLX is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 60 service and support facilities located throughout the United States. KLX’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klxenergy.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our operating cash flows; the availability of capital and our liquidity; our ability to renew and refinance our debt; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to the ongoing COVID-19 pandemic, declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by oil and natural gas exploration and production ("E&P") companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; inflation; increases in interest rates; the ongoing war in Ukraine; supply chain issues; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Transition Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars and shares, except per share amounts)
(Unaudited)

				Pro Forma
	Three Months Ended			Three Months Ended
	September 30, 2022	June 30, 2022	October 31, 2021	September 30, 2021
Revenues	$221.6	$184.4	$139.0	$128.3
Costs and expenses:
Cost of sales	168.8	150.9	120.7	111.5
Depreciation and amortization	14.2	14.0	13.7	13.8
Selling, general and administrative	18.0	18.0	14.8	14.1
Research and development costs	0.2	0.1	0.2	0.2
Impairment and other charges	—	—	—	0.2
Bargain purchase gain	—	—	—	0.5
Operating income (loss)	20.4	1.4	(10.4)	(12.0)
Non-operating expense:
Interest expense, net	9.0	8.7	8.2	8.2
Net income (loss) before income tax	11.4	(7.3)	(18.6)	(20.2)
Income tax expense	0.3	0.2	0.2	0.1
Net income (loss)	$11.1	$(7.5)	$(18.8)	$(20.3)

Net income (loss) per common share:
Basic	$0.96	$(0.67)	$(2.19)	$(2.26)
Diluted	$0.96	$(0.67)	$(2.19)	$(2.26)

Weighted average common shares:
Basic	11.5	11.2	8.6	9.0
Diluted	11.5	11.2	8.6	9.0

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$41.4	$28.0
Accounts receivable–trade, net of allowance of $5.8 and $6.2	142.8	103.2
Inventories, net	25.9	22.4
Other current assets	14.9	11.1
Total current assets	225.0	164.7
Property and equipment, net	166.3	171.0
Operating lease assets	40.5	47.4
Intangible assets, net	2.0	2.2
Other assets	6.3	2.4
Total assets	$440.1	$387.7
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$84.6	$72.1
Accrued interest	12.7	5.0
Accrued liabilities	36.1	24.1
Current portion of operating lease obligations	14.4	15.9
Current portion of finance lease obligations	8.7	5.6
Total current liabilities	156.5	122.7
Long-term debt	295.6	274.8
Long-term operating lease obligations	26.0	31.5
Long-term finance lease obligations	17.5	9.1
Other non-current liabilities	0.4	1.0
Commitments, contingencies and off-balance sheet arrangements
Stockholders’ deficit:
Common stock, $0.01 par value; 110.0 authorized; 12.6 and 10.5 issued	0.1	0.1
Additional paid-in capital	490.2	478.1
Treasury stock, at cost, 0.4 shares and 0.3 shares	(4.6)	(4.3)
Accumulated deficit	(541.6)	(525.3)
Total stockholders’ deficit	(55.9)	(51.4)
Total liabilities and stockholders' deficit	$440.1	$387.7

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Nine Months Ended
	September 30, 2022	October 31, 2021
Cash flows from operating activities:
Net loss	$(16.3)	$(80.6)
Adjustments to reconcile net loss to net cash flows used in operating activities
Depreciation and amortization	41.9	43.6
Impairment and other charges	—	0.8
Non-cash compensation	2.2	2.7
Amortization of deferred financing fees	1.1	0.9
Provision for inventory reserve	2.4	0.6
Change in allowance for doubtful accounts	(0.1)	0.4
Gain on disposal of property, equipment and other	(8.7)	(7.1)
Bargain purchase gain	—	0.5
Other	(0.1)	—
Changes in operating assets and liabilities:
Accounts receivable	(39.6)	(36.3)
Inventories	(6.0)	(2.5)
Other current and non-current assets	11.3	3.0
Accounts payable	7.4	22.8
Other current and non-current liabilities	8.4	8.0
Net cash flows provided by (used in) operating activities	3.9	(43.2)
Cash flows from investing activities:
Purchases of property and equipment	(26.1)	(7.5)
Proceeds from sale of property and equipment	11.8	13.7
Net cash flows (used in) provided by investing activities	(14.3)	6.2
Cash flows from financing activities:
Purchase of treasury stock	(0.3)	(0.3)
Borrowings on ABL Facility	20.0	30.0
Proceeds from stock issuance, net of costs	9.9	4.8
Payments on finance lease obligations	(5.5)	(2.0)
Payments of debt issuance costs	(0.3)	—
Proceeds from finance lease refinancing	1.4	—
Change to financed payables	(1.4)	(1.8)
Net cash flows provided by financing activities	23.8	30.7
Net increase (decrease) in cash and cash equivalents	13.4	(6.3)
Cash and cash equivalents, beginning of period	28.0	47.1
Cash and cash equivalents, end of period	$41.4	$40.8

Supplemental disclosures of cash flow information:
Cash paid during period for:
Income taxes paid, net of refunds	$0.6	$0.2
Interest	17.2	15.4
Supplemental schedule of non-cash activities:
Accrued capital expenditures	$1.0	$3.5

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA, free cash flow, and net working capital measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions, (v) costs incurred related to the COVID-19 pandemic and (vi) other expenses or charges to exclude certain items that we believe are not reflective of ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL Facility.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We define free cash flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment. Our management uses free cash flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that free cash flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments and repurchase stock.

Net working capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest and finance lease obligations. We believe that net working capital provides useful information to investors because it is an important indicator of the Company’s liquidity.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma
	Three Months Ended			Three Months Ended
	September 30, 2022	June 30, 2022	October 31, 2021	September 30, 2021
Consolidated net income (loss) (2)	$11.1	$(7.5)	$(18.8)	$(20.3)
Income tax expense	0.3	0.2	0.2	0.1
Interest expense, net	9.0	8.7	8.2	8.2
Operating income (loss)	20.4	1.4	(10.4)	(12.0)
Bargain purchase gain	—	—	—	0.5
Impairment and other charges	—	—	—	0.2
One-time costs, excluding impairment and other charges (1)	1.7	1.2	0.8	0.7
Adjusted operating income (loss)	22.1	2.6	(9.6)	(10.6)
Depreciation and amortization	14.2	14.0	13.7	13.8
Non-cash compensation	0.8	0.8	0.9	0.9
Adjusted EBITDA	$37.1	$17.4	$5.0	$4.1
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the third quarter of 2022 relate to $1.5 in non-recurring inventory costs, $0.1 in costs related to testing and treatment of COVID-19 and $0.1 in additional non-recurring costs.
(2) Quarterly cost of sales includes $2.1 million of lease expense associated with five coiled tubing unit leases.

KLX Energy Services Holdings, Inc.
Consolidated Adjusted EBITDA Margin (1)
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma
	Three Months Ended			Three Months Ended
	September 30, 2022	June 30, 2022	October 31, 2021	September 30, 2021
Adjusted EBITDA	$37.1	$17.4	$5.0	$4.1
Revenue	221.6	184.4	139.0	128.3
Adjusted EBITDA Margin Percentage	16.7%	9.4%	3.6%	3.2%
(1) Adjusted EBITDA Margin is defined as the quotient of Adjusted EBITDA and total revenue. Adjusted EBITDA is operating income (loss) excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

Reconciliation of Rocky Mountains Operating Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma
	Three Months Ended			Three Months Ended
	September 30, 2022	June 30, 2022	October 31, 2021	September 30, 2021
Rocky Mountains operating income (loss)	$11.7	$4.0	$(1.7)	$(0.4)
One-time costs (1)	0.3	0.1	—	0.2
Adjusted operating income (loss)	12.0	4.1	(1.7)	(0.2)
Depreciation and amortization expense	5.3	5.2	5.2	5.0
Non-cash compensation	—	—	—	—
Rocky Mountains Adjusted EBITDA	$17.3	$9.3	$3.5	$4.8
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

Reconciliation of Southwest Operating Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma
	Three Months Ended			Three Months Ended
	September 30, 2022	June 30, 2022	October 31, 2021	September 30, 2021
Southwest operating income (loss)	$5.2	$2.0	$(4.1)	$(4.2)
One-time costs (1)	0.4	(0.2)	0.3	0.1
Adjusted operating income (loss)	5.6	1.8	(3.8)	(4.1)
Depreciation and amortization expense	4.6	4.6	4.6	4.7
Non-cash compensation	—	—	—	—
Southwest Adjusted EBITDA	$10.2	$6.4	$0.8	$0.6
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

Reconciliation of Northeast/Mid-Con Operating Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma
	Three Months Ended			Three Months Ended
	September 30, 2022	June 30, 2022	October 31, 2021	September 30, 2021
Northeast/Mid-Con operating income (loss)	$17.2	$7.3	$1.7	$(0.6)
One-time costs (1)	—	0.1	0.4	0.5
Adjusted operating income (loss)	17.2	7.4	2.1	(0.1)
Depreciation and amortization expense	4.0	3.6	3.5	3.6
Non-cash compensation	0.1	0.1	0.2	0.1
Northeast/Mid-Con Adjusted EBITDA	$21.3	$11.1	$5.8	$3.6
(1) One-time costs are defined in the Reconciliation of Consolidated Net Income (Loss) to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also includes impairment and other charges.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin (1)
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma
	Three Months Ended			Three Months Ended
	September 30, 2022	June 30, 2022	October 31, 2021	September 30, 2021
Rocky Mountains
Adjusted EBITDA	$17.3	$9.3	$3.5	$4.8
Revenue	66.5	53.1	36.5	37.4
Adjusted EBITDA Margin Percentage	26.0%	17.5%	9.6%	12.8%
Southwest
Adjusted EBITDA	10.2	6.4	0.8	0.6
Revenue	68.5	60.0	45.8	43.7
Adjusted EBITDA Margin Percentage	14.9%	10.7%	1.7%	1.4%
Northeast/Mid-Con
Adjusted EBITDA	21.3	11.1	5.8	3.6
Revenue	86.6	71.3	56.7	47.2
Adjusted EBITDA Margin Percentage	24.6%	15.6%	10.2%	7.6%
(1) Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is segment operating income (loss) excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

The following table presents a reconciliation of the non-GAAP financial measure of free cash flow to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by (Used in) Operating Activities to Free Cash Flow
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma
	Three Months Ended			Three Months Ended
	September 30, 2022	June 30, 2022	October 31, 2021	September 30, 2021
Net cash flow provided by (used in) operating activities	$18.5	$(8.4)	$(5.8)	$(6.0)
Capital expenditures	(12.5)	(7.8)	(1.8)	(3.2)
Proceeds from sale of property and equipment	5.3	3.9	5.1	4.3
Levered free cash flow	$11.3	$(12.3)	$(2.5)	$(4.9)
Less: Interest expense	9.0	8.7	8.2	8.2
Unlevered free cash flow	$20.3	$(3.6)	$5.7	$3.3

The following table presents a reconciliation of the non-GAAP financial measure of net working capital to the most directly comparable GAAP financial measure for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(In millions of U.S. dollars)
(Unaudited)

	As of
	September 30, 2022	June 30, 2022	December 31, 2021
Current assets	$225.0	$198.6	$164.7
Less: Cash	41.4	31.5	28.0
Net current assets	183.6	167.1	136.7
Current liabilities	156.5	143.9	122.7
Less: Accrued interest	12.7	5.3	5.0
Less: Operating lease obligations	14.4	14.7	15.9
Less: Finance lease obligations	8.7	8.1	5.6
Net current liabilities	120.7	115.8	96.2
Net Working Capital	$62.9	$51.3	$40.5

KLX Energy Services Holdings, Inc.
Consolidated SG&A Margin (1)
(In millions of U.S. dollars)
(Unaudited)

				Pro Forma
	Three Months Ended			Three Months Ended
	September 30, 2022	June 30, 2022	October 31, 2021	September 30, 2021
Selling, general and administrative expenses	$18.0	$18.0	$14.8	$14.1
Revenue	221.6	184.4	139.0	128.3
SG&A Margin Percentage	8.1%	9.8%	10.6%	11.0%
(1) SG&A Margin is defined as the quotient of selling, general and administrative expenses and total revenue.